Exhibit 5.3

Phillips McFall McCaffrey

McVay & Murrah, P.C.

ATTORNEYS AT LAW

401 West Main Street, Suite 444	John D. Hastie
Norman, OK 73069	jdhastie@hastielaw.com
(405) 292-4445	Cindy H. Murray
Fax (405) 292-4446	chmurray@hastielaw.com

February 23, 2005

Sheffield Steel Corporation

220 N. Jefferson Street

Sand Springs, Oklahoma 74063

Ladies and Gentlemen:

We are rendering this opinion in connection with the registration statement on Form S-4 filed on December 10, 2004, and amended by Amendment No. 2 to Form S-4 Registration Statement filed on February 8, 2005 (File No. 333-121176) (as amended, the “Registration Statement”) by Sheffield Steel Corporation, a Delaware corporation (the “Company”), and Sand Springs Railway Company, an Oklahoma corporation (the “Guarantor”), a subsidiary of the Company listed as an additional registrant in the Registration Statement, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the Company’s offer to exchange up to $80,000,000 aggregate principal amount of the Company’s 11 3/8% Senior Secured Notes due 2011 (the “New Notes”), which have been registered under the Securities Act, for up to $80,000,000 aggregate principal amount of the Company’s outstanding 11 3/8% Senior Secured Notes due 2011 (the “Old Notes”), which have not been so registered. The Old Notes are guaranteed by the Guarantor under an indenture dated as of August 12, 2004, and amended as of October 8, 2004 (as amended, the “Indenture”), between the Company, the Guarantor and U.S. Bank National Association, as trustee and collateral agent (the “Trustee”). The New Notes will be issued by the Company and guaranteed (the “Guarantee”) by the Guarantor under the Indenture. The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement.

We have examined the Registration Statement and are familiar with the proceedings taken by Guarantor in connection with the authorization, issuance and sale of the Old Notes, the New Notes and the Guarantee. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantor, and other sources believed by us to be reliable. This opinion is limited to the law of the State of Oklahoma.

Based on the foregoing, we are of the opinion that:

1.	The Guarantor has been duly organized and is validly existing under the law of the State of Oklahoma, with full power and authority to execute, deliver and perform its Guarantee.

Sheffield Steel Corporation

February 23, 2005

2.	The Guarantee has been duly authorized, executed and delivered by the Guarantor and no consent or approval of any court, regulatory body, administrative agency or other governmental agency is required for such execution and delivery, except such consents or approvals as may be required under state securities law.

We hereby consent to the filing of this opinion as a part of the Registration Statement, the reliance on this opinion by Palmer & Dodge LLP in rendering its opinion in connection with the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

Phillips McFall McCaffrey McVay & Murrah, P.C.

By    /s/    John D. Hastie

      John D. Hastie